Exhibit 99.1

News Release Contact: Colin Severn Investor Relations (949) 833-3600

William Lyon Homes Announces

Completion of Senior Notes Offering

NEWPORT BEACH, November 8, 2012 – William Lyon Homes, Inc. (the “Company”) today announced that it has successfully completed its previously announced offering of 8.5% Senior Notes due 2020 in an aggregate principal amount of $325 million (the “Notes”). The Notes were issued at 100% of their aggregate principal amount.

The Company is using the net proceeds from the sale of the Notes, together with cash on hand, to refinance the Company’s (i) $235 million 10.25% Senior Secured Term Loan due 2015, (ii) approximately $76 million in aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017 and (ii) approximately $11 million in principal amount of project related debt and to pay accrued and unpaid interest thereon.

The Notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S of the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements and applicable state securities laws.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Offers of the Notes were made only by means of an offering circular.

ABOUT WILLIAM LYON HOMES

William Lyon Homes and its subsidiaries are primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada. Since the founding of the Company’s predecessor in 1956, the Company has sold over 74,000 homes. For more information, visit the William Lyon Homes’ website at www.lyonhomes.com.

FORWARD-LOOKING STATEMENTS

Statements contained in this news release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed transactions described above will be consummated on the terms currently contemplated, if at all. Actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the Company’s Registration Statement on Form S-1 filed with the SEC on August 10, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.